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                                                                 Exhibit (l)(25)

                               PURCHASE AGREEMENT

        The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Hilliard Lyons Research Advisors, a division of J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard") intending to be legally bound, hereby agree with each other as follows:

        1. The Fund hereby offers Hilliard and Hilliard hereby purchases $10 worth of shares of Class WWW Common Stock (Senbanc Fund) (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at price per Share of $1.00.

        2. The Fund hereby acknowledges receipt from Hilliard of funds in the amount of $10 in full payment for the Shares.

        3. Hilliard represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

        4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of August, 2005.

                                 THE RBB FUND, INC.


                                 By:  /s/Edward J. Roach
                                      -------------------------------
                                         Edward J. Roach
                                         President & Treasurer

                                 HILLIARD LYONS RESEARCH ADVISORS,
                                 a division of J.J.B. HILLIARD, W.L. LYONS, INC.


                                 By:  /s/James M. Rogers
                                      -------------------------------
                                         James M. Rogers
                                         Chief Operating Officer